Exhibit 99.2

Derma Sciences Announces Pricing of UNDERWRITTEN PUBLIC Offering of Common Stock

PRINCETON, N.J. (December 6, 2012) – Derma Sciences, Inc. (the “Company”)(Nasdaq: DSCI), a medical device and pharmaceutical company focused on advanced wound care, today announced the pricing of an underwritten public offering of 3,062,000 shares of common stock at a price to the public of $10.34 per share. The Company has granted the underwriters a 30-day option to purchase an additional 459,300 shares of common stock to cover over-allotments, if any. The offering is expected to close on or about December 11, 2012, subject to customary closing conditions. Piper Jaffray & Co. is acting as the sole book-running manager in the offering, with Oppenheimer & Co. Inc. and Canaccord Genuity Inc. acting as co-managers and Roth Capital Partners acting as financial advisor to the Company.

Net proceeds from the sale of the shares of common stock, after underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $29.3 million, or $33.8 million if the underwriters exercise their option to purchase additional shares in full.. The Company plans to use the net proceeds from the offering for the continued development of DSC127 and for general corporate purposes.

The offering is being made pursuant to a shelf registration statement that was previously filed with and declared effective by the Securities and Exchange Commission (SEC) and a registration statement filed with and declared effective by the SEC pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended.

A preliminary prospectus supplement and accompanying prospectus related to the offering was filed with the SEC on December 5, 2012. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC. Electronic copies of the prospectus supplement and accompanying prospectus can be obtained through the website of the SEC at www.sec.gov. When available, copies of the prospectus supplement and accompanying prospectus relating to the offering may also be obtained from Piper Jaffray & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or email prospectus@pjc.com, or by telephone at (800) 747-3924.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering may be made only by means of a prospectus supplement and accompanying base prospectus.

About Derma Sciences, Inc.

Derma Sciences is a medical technology company focused on three segments of the wound care marketplace: pharmaceutical wound care products, advanced wound care dressings and traditional dressings. Derma Sciences has successfully completed a Phase 2 clinical trial in diabetic foot ulcer healing with DSC127, an investigational pharmaceutical drug under development for accelerated wound healing and scar reduction, and is preparing to begin Phase 3 clinical trials. Its MEDIHONEY® product is the leading brand of honey-based dressings for the management of wounds and burns. The product has been shown to be effective in a variety of indications, and was the focus of a positive large-scale, randomized controlled trial involving 108 subjects with leg ulcers. Other novel products introduced into the $14 billion global wound care market include XTRASORB® for better management of wound exudate, BIOGUARD® for infection prevention and TCC-EZ™, a gold-standard treatment for diabetic foot ulcers.

For more information please visit www.dermasciences.com.

Forward-Looking Statements

Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release or that are otherwise made by or on behalf of the Company. Factors that may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:

Derma Sciences, Inc.

John E. Yetter

Vice President and CFO

jyetter@dermasciences.com

(609) 514- 4744

LHA

Investors

Kim Sutton Golodetz (kgolodetz@lhai.com)

(212) 838-3777

Or

Bruce Voss (bvoss@lhai.com)

(310) 691-7100

@LHA_IR_PR

SpecOps Communications

Media

Mackenzie Mills (Mackenzie@specopscomm.com)

(212) 518-7721